SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

ACADIA Pharmaceuticals Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ACADIA PHARMACEUTICALS INC.

11085 Torreyana Road, #100

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of ACADIA Pharmaceuticals Inc., a Delaware corporation (“ACADIA” or the “Company”). The meeting will be held on June 6, 2014 at 8:00 a.m. local time at the Hilton La Jolla Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037 for the following purposes:

1.	To elect three Class I directors named herein to hold office until our 2017 Annual Meeting of Stockholders.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 8, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held

on June 6, 2014 at 8:00 a.m. local time at the Hilton La Jolla Torrey Pines

10950 N. Torrey Pines Road, La Jolla, CA 92037

The proxy statement and annual report to stockholders

are available at http://ir.acadia-pharm.com.

By Order of the Board of Directors

Glenn F. Baity Vice President, General Counsel, and Secretary

San Diego, California

April 24, 2014

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as described in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ACADIA PHARMACEUTICALS INC.

11085 Torreyana Road, #100

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2014

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

We have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of ACADIA is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent a Notice to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 25, 2014 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 5, 2014.

How do I attend the annual meeting?

The meeting will be held on Friday, June 6, 2014, at 8:00 a.m. local time at the Hilton La Jolla Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037. Information on how to vote in person at the annual meeting is discussed below.

For directions to the Annual Meeting, please visit the following web address:

https://www.google.com/maps/dir//Hilton+La+Jolla+Torrey+Pines,+10950+N+Torrey+Pines+Rd,+La+Jolla,+CA+92037/@32.90157,-117.243612,17z/data=!4m12!1m3!3m2!1s0x0:0x68b8af14a97c95b7!2sHilton+La+Jolla+Torrey+Pines!4m7!1m0!1m5!1m1!1s0x80dc06f4d5

fa9a71:0x68b8af14a97c95b7!2m2!1d-117.243612!2d32.90157

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 8, 2014 will be entitled to vote at the annual meeting. On this record date, there were 98,887,420 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 8, 2014 your shares were registered directly in your name with ACADIA’s transfer agent, Computershare, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be mailed to you, or vote by proxy over the telephone or on the internet as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 8, 2014 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice was forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of three Class I directors, Michael Borer, Mary Ann Gray and Lester Kaplan, to hold office until our 2017 Annual Meeting of Stockholders;

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the 2014 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using the proxy card that you may request or that we may elect to deliver. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the proxy card that we may deliver. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 5, 2014 to be counted.

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To vote through the internet, go to http://www.investorvote.com/ACAD to complete an electronic proxy card. You will be asked to provide the company number and control number from your Notice or the proxy card that we may deliver. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 5, 2014 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from ACADIA. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 8, 2014.

What if I return a proxy card, or otherwise vote, but do not make specific choices?

If you return a signed and dated proxy card, or otherwise vote, without marking voting selections, your shares will be voted “For” the election of each of the three nominees for director, “For” the advisory approval of executive compensation, and “For” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, as applicable. If any other matter is properly brought before the meeting, your proxyholder (one of the individuals named in the accompanying form of proxy) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or set of proxy materials?

If you receive more than one Notice or set of proxy materials, your shares are registered in more than one name or in different accounts. Please follow the voting instructions on the Notices or sets of proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit a properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to ACADIA’s Secretary at 11085 Torreyana Road, #100, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 26, 2014, to ACADIA’s Secretary at 11085 Torreyana Road, #100, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, your proposal generally must be submitted in writing to the same address no later than March 8, 2015 but no earlier than February 6, 2015. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals and nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For”, “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against”, abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each of Proposals 2 and 3. Broker non-votes will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine”, but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors, advisory approval of executive compensation, or amendments to charter documents.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes

1	Election of directors	The three nominees receiving the most “For” votes	None	None

2	Advisory approval of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

3	Ratification of the selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for fiscal 2014	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 98,887,420 shares outstanding and entitled to vote. Thus, the holders of 49,443,711 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be reported in a Current Report on Form 8-K, which we plan to file within four business days of the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement, Form 10-K and annual report to stockholders are available at http://ir.acadia-pharm.com.

PROPOSAL 1

ELECTION OF DIRECTORS

ACADIA’s Board of Directors is divided into three classes. Each class consists of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

The Board of Directors presently has nine members. There are three directors in Class I, whose term of office expires in 2014. The three nominees for Class I directors are Michael Borer, Mary Ann Gray, and Lester Kaplan. Each of the nominees is currently a Class I director and was elected by our stockholders at our 2011 Annual Meeting of Stockholders. If elected at the annual meeting, each of these nominees would serve until the 2017 Annual Meeting of Stockholders and until her or his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. The terms of the directors in Classes II and III expire at our 2015 and 2016 Annual Meetings of Stockholders, respectively. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting. All of our directors attended the 2013 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by the Board of Directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

The following table sets forth information as of April 24, 2014 for our directors and executive officers:

Name	Age	Position
Leslie L. Iversen, Ph.D.	76	Chairman of the Board and Director
Stephen R. Biggar, M.D., Ph.D.	43	Director
Michael Borer	55	Director
Laura Brege	56	Director
Mary Ann Gray, Ph.D.	61	Director
Uli Hacksell, Ph.D.	63	Chief Executive Officer, President, and Director
Lester J. Kaplan, Ph.D.	63	Director
Torsten Rasmussen	69	Director
William M. Wells	53	Director
Roger G. Mills, M.D.	56	Executive Vice President, Development and Chief Medical Officer
Terrence O. Moore	59	Executive Vice President and Chief Commercial Officer
Glenn F. Baity	44	Vice President, General Counsel, and Secretary

The Nominating and Corporate Governance Committee (the “NCG Committee”) seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the NCG Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, as well as the Company’s current needs and future needs, with the goal of having Board members who complement and strengthen the skills of each other through diversity and who also exhibit qualities that the NCG Committee views as critical to effective functioning of the Board, including sound judgment, collegiality, and integrity. The following is a brief biography of each nominee and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the NCG Committee to recommend that person to continue to serve on the Board.

Nominees for Election for a Three-year Term Expiring at the 2017 Annual Meeting

Michael Borer has served as a director of our company since September 2005. Mr. Borer served as Chief Executive Officer and President of Xcel Pharmaceuticals, Inc., a specialty pharmaceutical company focused on prescription products that treat disorders of the central nervous system, until the sale of the company to Valeant Pharmaceuticals International in early 2005. Prior to founding Xcel in early 2001, Mr. Borer served as Senior Vice President and Chief Financial Officer of Dura Pharmaceuticals, Inc. and held other management positions there from 1994 through 2000. Prior to Dura, Mr. Borer spent 12 years in public accounting with Deloitte & Touche in its audit services group. The NCG Committee believes that Mr. Borer’s industry background, including his experience as chief executive officer and other executive officer positions of public companies in the biotechnology industry, position him to make an effective contribution to the Board. In addition, his public accounting experience and past financial officer positions are very valuable to fulfilling the Audit Committee’s responsibilities. He holds a bachelor’s degree in accounting from San Diego State University.

Mary Ann Gray, Ph.D. has served as a director of our company since April 2005. Currently, Dr. Gray is President of Gray Strategic Advisors, LLC, a company which she started in 2003 and which provides strategic consulting services to the biotechnology industry. Dr. Gray also serves on the boards of directors of Dyax Corp. and Senomyx, Inc., each of which is a publicly-traded company. During the past five years, Dr. Gray also served on the board of directors for each of GTC Biotherapeutics Inc. and Telik, Inc., each a public company, as well as Apthera Inc., a privately held company. From 1999 to 2003, Dr. Gray was Senior Analyst and Portfolio Manager for the Federated Kaufmann Fund. Prior to 1999, Dr. Gray led biotechnology equity research groups at Raymond James & Associates, Warburg Dillon Read and Kidder Peabody for an aggregate of nine years. The NCG Committee believes that Dr. Gray’s scientific background, financial industry experience and public board experience make her a valuable contributor to Board discussions. In addition, her extensive experience on other audit committees makes her well qualified to chair our Audit Committee. Dr. Gray holds a Ph.D. degree in pharmacology from the University of Vermont where she focused on novel chemotherapeutic agents for the treatment of cancer.

Lester J. Kaplan, Ph.D. has served as a director of our company since November 1997. Dr. Kaplan was Executive Vice President and President, Research and Development, at Allergan, Inc. from November 2003 to April 2004. Dr. Kaplan joined Allergan in 1983 and, prior to being appointed to Executive Vice President, was Corporate Vice President, Research and Development and Global BOTOX from June 1998 to November 2003. Dr. Kaplan was elected to Allergan’s board of directors in 1994 and served in that capacity until April 2004. Dr. Kaplan is Executive Chairman of the Board of Aciex Therapeutics Inc., and a member of the boards of Neurotech Pharmaceuticals, Inc. and The Foundation Fighting Blindness Clinical Research Institute. He serves on the Scientific Advisory Board of Bay City Capital. The NCG Committee believes that Dr. Kaplan’s long tenure as a board member and chair of our Compensation Committee allows him to contribute his extensive knowledge of the Company and to provide Board and compensation continuity. In addition, the NCG Committee believes that his research and development expertise and venture capital background position him to make an effective contribution to the Board’s evaluation of strategic and financial alternatives. In particular, as the Company pursues its Phase III program for its lead compound, Dr. Kaplan’s prior experience with clinical trials and other development activities provide invaluable insight for the Board. Dr. Kaplan received an M.S. and Ph.D. in organic chemistry from the University of California, Los Angeles.

The following is a brief biography, and a discussion of the specific experience, qualifications, attributes or skills of each director whose term will continue after the annual meeting.

Directors Continuing in Office Until the 2015 Annual Meeting

Stephen R. Biggar, M.D., Ph.D. has served as a director of our company since January 2013. Dr. Biggar is an employee at Baker Brothers Advisors LP, a registered investment adviser focused on long-term investments in life-sciences companies. Dr. Biggar joined Baker Brothers Advisors in 2000. Dr. Biggar also serves as a director for Synageva BioPharma Corp., a publicly traded biotechnology company. The NCG Committee believes that Dr. Biggar’s scientific background and financial industry experience make him a valuable contributor to Board discussions. Dr. Biggar received an M.D. and a Ph.D. in Immunology from Stanford University and received a B.S. in Genetics from the University of Rochester.

Uli Hacksell, Ph.D. has served as our Chief Executive Officer since September 2000 and as a director of our company since October 2000. From February 1999 to September 2000, he served as our Executive Vice President of Drug Discovery. From August 1991 to February 1999, Dr. Hacksell held various senior executive positions at Astra, a pharmaceutical company, including Vice President of Drug Discovery and Technology as well as President of Astra Draco, one of Astra’s largest research and development subsidiaries, where he directed an organization of more than 1,100 employees. From August 1991 to May 1994, he served as Vice President of CNS Preclinical R&D at Astra Arcus, another subsidiary. Earlier in his career, Dr. Hacksell held the positions of Professor of Organic Chemistry and Department Chairman at Uppsala University in Sweden and also served as Chairman and Vice Chairman of the European Federation of Medicinal Chemistry. He currently serves on the board of directors of SLS Invest AB. The NCG Committee believes that Dr. Hacksell’s extensive experience with the Company, which are a consequence of his long tenure as Chief Executive Officer and director, bring necessary historical knowledge and continuity to the Board. The NCG Committee also believes that Dr. Hacksell brings to the board substantial leadership skills and scientific background that are helpful in Board discussions for determining the course forward for the Company. Dr. Hacksell received a Master of Pharmacy and a Ph.D. in Medicinal Chemistry from Uppsala University.

Torsten Rasmussen has served as a director of our Company since April 1998. Mr. Rasmussen has been President and Chief Executive Officer of Morgan Management ApS, a management advisory and consulting company, since 1997. Prior to founding Morgan Management in 1997, Mr. Rasmussen had held the position of Executive Vice President, Operations at the LEGO Group (LEGO A/S) in Denmark since 1981. He currently sits on the board of a number of privately held Danish companies. He previously served as a board member in the capacity of chairman, deputy chairman or ordinary board member of a number of Danish companies of which the following are quoted on the Danish Stock Exchange: Bang & Olufsen A/S (1994-2007), Coloplast A/S (1992-2010), Vestas Wind Systems A/S (1998-2012), A/S Det Oestasiatiske Kompagni (1998-2010), and TK Development A/S (2000-2014). The NCG Committee believes that Mr. Rasmussen’s extensive experience with international business will be increasingly valuable to the Board, including as it seeks opportunities outside of North America for its most advanced product candidate. Mr. Rasmussen also has extensive experience as a board member of various international publicly held companies, which provides valuable experience to the Board and the committees on which he sits. In addition, the NCG Committee believes that Mr. Rasmussen’s tenure with the Board brings valuable historical knowledge and continuity to the Board and the committees on which he serves. Mr. Rasmussen holds an M.B.A. from IMD in Lausanne, Switzerland.

Directors Continuing in Office Until the 2016 Annual Meeting

Laura Brege has served as a director of our company since May 2008. Currently, Ms. Brege is Chief Executive Officer and President of Nodality, Inc., a private company focused on innovative personalized medicine. Prior to joining Nodality in September 2012, Ms. Brege held several senior-level positions at Onyx Pharmaceuticals, Inc., from June 2006 to December 2011, including Executive Vice President and Chief Operating Officer. Before joining Onyx, Ms. Brege was a general partner at Red Rock Capital Management, a venture capital firm specializing in early stage financing for technology companies, since 1999. Prior to Red Rock, she was the Senior Vice President and Chief Financial Officer at COR Therapeutics. Earlier in her career, Ms. Brege served as Vice President and Chief Financial Officer at Flextronics and Vice President and Treasurer of The Cooper Companies. Ms. Brege currently sits on the boards of directors of the public companies Aratana Therapeutics, Inc., Delcath Systems, Inc., and Pacira Pharmaceuticals, Inc. The NCG Committee believes that Ms. Brege’s industry background, including her extensive experience as an officer of public companies in the biotechnology industry, position her to make an effective contribution to the Board and the Audit Committee. In addition, her past financial experience and current knowledge of financing trends are extremely valuable to the Board when considering financing strategies for the Company. Ms. Brege earned her undergraduate degree from Ohio University and has an M.B.A. from the University of Chicago. Ms. Brege also serves on the board of The Ohio University Foundation. During the past five years, Ms. Brege also served on the board of Angiotech Pharmaceuticals, Inc., a public company.

Leslie L. Iversen, Ph.D. has been the Chairman of our Board of Directors since December 2000. He has served as a director since 1998. He also was a founding member of our Scientific Advisory Board. Dr. Iversen is currently a Visiting Professor of Pharmacology at University of Oxford, England, where he has taught since 1995. He was previously a Professor of Pharmacology at King’s College, London where he was Director of the Wolfson Centre for Age Related Diseases from 1999 until 2004. Dr. Iversen is internationally recognized for his fundamental contributions to the understanding of neurotransmission. Dr. Iversen served as Vice President of Neuroscience Research, Merck Research Laboratories and Director of the Neuroscience Research Center of Merck Research Laboratories in the United Kingdom. He was formerly Director of the Medical Research Council Neurochemical Pharmacology Unit in Cambridge. The NCG Committee believes that Dr. Iversen’s long tenure as Board Chairman positions him to contribute to the Board his extensive knowledge of the Company and to provide Board continuity. In addition, the NCG Committee believes that his scientific expertise, industry background and prior experience all position him to make an effective contribution to the scientific understanding of the Board. Dr. Iversen is the recipient of numerous awards, including Commander of the British Empire, Fellow of the Royal Society of London and Foreign Associate Member of the National Academy of Sciences in the United States. Dr. Iversen received a Ph.D. and B.A. from the University of Cambridge.

William (Bill) M. Wells has been a member of our Board of Directors since January 2012. Mr. Wells was Chief Executive Officer of Biovail Corporation from May 2008 through the time of its merger with Valeant Pharmaceuticals International, Inc. in September 2010, during which time he led Biovail’s strategic transformation into a specialty pharmaceutical company focused on specialty central nervous system markets. Following the merger, Mr. Wells served as Chairman of Valeant until December 2010. He was originally elected to the board of directors of Biovail in June 2005 and later served as Lead Director until his appointment as Chief Executive Officer. Prior to joining Biovail, Mr. Wells held a number of senior executive positions, including Chief Financial Officer of Loblaw Companies Limited, Canada’s largest food distributor and a leading provider of general merchandise products, drugstore and financial products and services, Chief Financial Officer of Bunge Limited, a U.S. headquartered company engaged in the global agribusiness, fertilizer and food product industries, and financial management positions at McDonald’s Corporation in the United States and Brazil. Mr. Wells is currently Chairman of the Board of Evizone Ltd., a privately-held online communications service firm, and is a member of the Board of Directors of EnerCare Inc. and Medgenesis Therapeutix Inc., a privately-held biopharmaceutical company. The NCG Committee believes that Mr. Wells’ industry background, including his extensive experience as an officer and director of public companies and his experience with companies that commercialize products, position him to be an excellent resource for the Board. Mr. Wells holds a Master’s degree in International Business from the University of South Carolina and a Bachelor’s degree in Philosophy and English from the University of Western Ontario.

Set forth below is biographical information for each of our executive officers who is not a director:

Roger G. Mills, M.D. is our Executive Vice President, Development and Chief Medical Officer and has been with the Company since June 2006. Prior to joining us, Dr. Mills held the position of Vice President, Development at Pfizer Global R&D, a division of Pfizer Inc., which is a global pharmaceutical company, for a five-year period. In this capacity, he was responsible for the management and direction of drug development activities at the Pfizer campus in La Jolla, California, and played a key role in the development of Sutent®, a new multikinase inhibitor for patients with advanced renal cell carcinoma and gastrointestinal stromal tumors. Prior to joining Pfizer, Dr. Mills held senior clinical management positions at Gilead Sciences, where he served as project leader in the development of Tamiflu®, a leading treatment for influenza, and at Abbott Laboratories, where he played an important role in the development of antiviral drugs. Earlier in his career, he held several senior positions at the Wellcome Foundation, including Scientific Advisor for Group Marketing and Therapeutic Area Head, Cardiovascular Marketing. Dr. Mills received his medical degree at the Charing Cross Hospital Medical School in London and his specialized medical training at the Royal College of General Practitioners in London.

Terrence O. Moore is our Executive Vice President and Chief Commercial Officer and has been with the Company since August 2013. Mr. Moore has more than 25 years of experience as a senior member of sales and marketing teams at several pharmaceutical companies. He has made key contributions to the building of multi-billion dollar brands in the CNS field, including Prozac®, Zyprexa®, Risperdal®, and Effexor XR®. Prior to joining us, Mr. Moore was a Principal of Cooke-Moore Consulting and, before founding that firm, served as Vice President at Transcept Pharmaceuticals, where he was responsible for commercial strategy, business development, and commercial alliance activities. Previously, Mr. Moore served as Vice President, U.S. Head of Neuroscience Marketing at Organon BioSciences and was responsible for the creating and building its Neuroscience Business Unit. He also served as Vice President, U.S. Marketing, Effexor XR®, as well as Vice President, Global Strategy Depression Portfolio at Wyeth Pharmaceuticals. Earlier, Mr. Moore held senior management positions at Johnson & Johnson, where he helped to launch Risperdal® for additional indications in the U.S., and at Eli Lilly, where he held various sales and marketing roles over 11 years, including Zyprexa® Brand Manager. Mr. Moore holds a B.S. degree in Pharmacy from the University of Florida, a B.A. degree in Chemistry from the University of South Florida and has completed executive development programs at the Kellogg School of Management and Wharton School of Business.

Glenn F. Baity is our Vice President, General Counsel, and Secretary and has been with the Company since July 2004. From February 2000 until joining us, Mr. Baity was a senior associate at Cooley LLP in their San Diego office, working with a variety of public and private companies on transactional matters, including M&A, financings, compensation and equity matters, and corporate governance. From January 1997 to January 2000, Mr. Baity was an associate in the San Francisco office of Brown & Wood LLP (now Sidley Austin LLP) working primarily on public financings for established companies while representing bulge bracket underwriters, such as Goldman Sachs, Merrill Lynch and Morgan Stanley. Mr. Baity received a J.D. degree from the University of California, Los Angeles and received a B.A. from the University of California, Berkeley.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent”, as affirmatively determined by the board of directors. Our Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent”, including those set forth in the applicable NASDAQ listing standards (including as independence is currently defined in Rule 5605(a)(2) of those listing standards).

Consistent with these considerations, after review of all identified relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our current directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Dr. Hacksell, our Chief Executive Officer.

Our independent directors meet quarterly in regularly scheduled executive sessions at which only non-employee directors are present and which are presided over by the Chairman of the Board. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable NASDAQ listing standards.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors has an independent chair, Dr. Iversen, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chairman has substantial ability to shape the work of our Board. The Company believes that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of our Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chairman can enhance the effectiveness of our Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s functions is risk oversight for the Company. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Compensation Committee is responsible for overseeing the Company’s executive compensation plans and arrangements and assessing whether any of our compensation policies or procedures has the potential to encourage excessive risk-taking. The Audit Committee oversees management of financial risks. The Audit Committee also monitors compliance with legal and regulatory requirements related to our finances. The NCG Committee manages risks associated with corporate governance, including the independence of the Board and potential conflicts of interest. Typically, the applicable Board committees discuss the applicable risk oversight at least annually at one of the regularly scheduled meetings for that committee with the relevant employees. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports and reports from management about such risks.

Meetings of the Board of Directors

The Board of Directors met six times during the last fiscal year, including two special telephonic meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members.

Information Regarding Committees of the Board of Directors

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2013:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Michael Borer	X
Laura Brege	X
Mary Ann Gray	X	*	X
Lester Kaplan			X	*	X
Torsten Rasmussen			X		X	*
William (Bill) Wells					X
Meetings in 2013	5		6		5

*	Committee Chair

Below is a description of the Audit Committee, Compensation Committee and NCG Committee of the Board of Directors. The Board of Directors has determined that each member of such committees meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors is composed of three independent directors and was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee operates pursuant to a written charter that is available on our website at http://www.acadia-pharm.com. The functions of the Audit Committee include, among other things:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services,

•	reviewing our annual and quarterly results, financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management,

•

reviewing and discussing with our independent registered public accounting firm and management, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our internal control over financial reporting,

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal auditing controls or auditing matters,

•	establishing procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and

•	reviewing and approving any transaction with a related person that must be disclosed by us.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in the applicable NASDAQ listing standards). Our Board of Directors has determined that Ms. Brege qualifies as an “audit committee financial expert”, as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Brege’s level of knowledge and experience based on a number of factors, including her formal education, prior experience and business acumen.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://www.acadia-pharm.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent accountants the independent accountants’ independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The Audit Committee also has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and is seeking ratification of such selection by the stockholders.

The foregoing report has been furnished by the Audit Committee.

Mary Ann Gray, Committee Chair

Michael Borer

Laura Brege

Compensation Committee

The Compensation Committee is composed of three directors and all members of the Compensation Committee are independent. The Compensation Committee operates pursuant to a written charter that is available on our website at http://www.acadia-pharm.com. The functions of the Compensation Committee include, among other things:

•

determining the compensation and other terms of employment of our executive officers and reviewing and suggesting corporate performance goals and objectives relevant to such compensation, which shall support and reinforce our long-term strategic goals,

•	recommending to our Board of Directors the type and amount of compensation to be paid or awarded to non-employee directors for their service on our Board of Directors and its committees,

•

evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification, administration or termination of existing plans and programs,

•	establishing policies with respect to equity compensation arrangements,

•

reviewing the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers and approving any such agreements for all officers prior to approval by the Board of Directors, and

•

considering and responding to votes by the Company’s stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining the Company’s recommendations regarding the frequency of advisory votes on executive compensation

Each year, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures. Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the committee’s charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. For fiscal 2013, after taking into consideration the six factors prescribed by the SEC and NASDAQ, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as a compensation consultant to assist with Board and executive compensation. The Compensation Committee requested that FW Cook:

•	evaluate the efficacy of the Company’s existing executive compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals;

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy; and

•	assist in refining the Company’s compensation strategy for its non-officer directors.

As part of its engagement, FW Cook was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, FW Cook also conducted interviews with certain members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. FW Cook ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with FW Cook, the Compensation Committee recommended that the Board of Directors approve the modified recommendations of FW Cook. These modified recommendations are discussed in the Compensation Discussion and Analysis section of this proxy statement

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 1998, the Compensation Committee formed a Non-Officer Stock Option Committee, currently composed of Dr. Hacksell, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not executive officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. Specific authority of the Non-Officer Stock Option Committee is specified at least once every quarter, but, generally, this subcommittee may not grant options to acquire more than an aggregate of 300,000 shares per quarter or 50,000 shares per employee. Typically, as part of its oversight function, the Compensation Committee will review on a quarterly basis the list of grants made by the subcommittee.

Historically, the Compensation Committee has met at one or more meetings held during the first quarter of the year to discuss and make recommendations to the Board for annual compensation adjustments, annual bonuses, annual equity awards, and new performance objectives. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the effectiveness of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to it by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which recommends to the Board any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, compensation surveys, and recommendations of any compensation consultant, if applicable.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2013 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Corporate Governance Committee

The NCG Committee of the Board of Directors is composed of three independent directors and operates pursuant to a written charter that is available on our website at http://www.acadia-pharm.com. The functions of the NCG Committee include, among other things:

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors,

•	evaluating nominations by stockholders of candidates for election to our Board of Directors,

•	evaluating performance of our Board of Directors and applicable committees of the Board and determining whether continued service on the Board is appropriate,

•	developing, reviewing and amending a set of corporate governance policies and principles, including our Code of Business Conduct and Ethics,

•	considering questions of possible conflicts of interest of officers and directors as such questions arise, and

•	overseeing and reviewing the processes and procedures we use to provide information to the Board of Directors and its committees.

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the NCG Committee considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board of Directors and ACADIA, to maintain a balance of knowledge, experience and capability. The NCG Committee does not have a formal policy regarding diversity, but does believe that Board members should represent diverse viewpoints. To these ends, the NCG Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, as well as the Company’s current needs and future needs, with the goal of having Board members who complement and strengthen the skills of each other through diversity and who also exhibit qualities that the NCG Committee views as critical to effective functioning of the Board, including sound judgment, collegiality, and integrity. In the case of incumbent directors whose terms of office are set to expire, the NCG Committee reviews such directors’ experience, qualifications, attributes, overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant considerations. In the case of new director candidates, the NCG Committee also determines whether the nominee would be independent under applicable NASDAQ listing standards, and SEC rules and regulations with the advice of counsel, if necessary. The NCG Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The NCG Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The NCG Committee meets to discuss and consider candidates’ qualifications and selects candidates for recommendation to the Board by majority vote.

The NCG Committee will consider director candidates recommended by stockholders. The NCG Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the NCG Committee must do so by delivering a written recommendation to the NCG Committee at the following address: 11085 Torreyana Road, #100, San Diego, California 92121. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. For the proposed candidate to be considered for nomination for the 2015 Annual Meeting of Stockholders, the written communication must be received no earlier than February 6, 2015 and no later than by March 8, 2015.

Stockholder Communications With the Board of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Company’s General Counsel at 11085 Torreyana Road, #100, San Diego, CA 92121. All communications will be compiled by the General Counsel and submitted to the Board or the individual directors on a periodic basis. These communications will be reviewed by the General Counsel, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters, discussed below, will be treated in accordance with that policy.

Code of Ethics

We have adopted the ACADIA Pharmaceuticals Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.acadia-pharm.com. If we make any substantive amendments to this Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Open Door Policy for Reporting Accounting and Auditing Matters

We have adopted an Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters to facilitate the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by our employees of concerns regarding these matters. The Open Door Policy is available on our website at http://www.acadia-pharm.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2013 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote”, every year. Consistent with that preference, the Board is soliciting an advisory vote at the 2014 Annual meeting of Stockholders and intends to do so each year until the stockholders indicate a different preference.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the compensation philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are designed to align executive compensation with the Company’s business objectives and corporate performance, to be consistent with current market practices, and to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this matter at the annual meeting. Abstentions and broker non-votes will be counted toward a quorum for Proposal 2, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and is seeking ratification of such selection by our stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1996. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of ACADIA and our stockholders.

To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote on this matter either in person or by proxy.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2013 and 2012

	Fiscal Year Ended December 31,
	2013	2012
Audit fees(1)	$470,000	$417,000
Audit-related fees(2)	—	—
Tax fees(3)	31,000	31,000
All other fees(4)	2,000	2,000

Total fees	$503,000	$450,000

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements, including fees related to additional auditing work for our compliance with Section 404 of the Sarbanes-Oxley Act, as well as additional auditing work of our Section 382 tax study during 2013. Audit fees also include fees for services associated with periodic reports and other documents filed with the SEC, such as fees related to our S-3 and S-8 registration statements filed in 2013 and 2012, including documents issued in connection with those filings such as consents.
(2)	We did not engage PricewaterhouseCoopers LLP to perform audit-related services.
(3)	Represents fees for preparation of federal, state and foreign income tax returns and related schedules and calculations, totaling $31,000 in each of 2013 and 2012, including $5,000 in fees for general consultation regarding foreign income tax matters in 2012.
(4)	Represents annual licensing fees for an accounting database subscription.

Pre-Approval Policies and Procedures.

The Audit Committee has pre-approval policies and procedures in place, pursuant to which services proposed to be performed by our independent registered public accounting firm are pre-approved by the Audit Committee. The policies generally provide for pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual service-by-service basis. The pre-approval of non-audit services also has been delegated to the Chair of the Audit Committee, but each pre-approval decision is reported to the full Audit Committee at its next scheduled meeting. All of the fees listed under the captions “tax fees” and “all other fees” incurred in 2013 and 2012 were approved in accordance with our pre-approval policies and procedures.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 3.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend. By submitting your proxy, you grant discretionary authority with respect to such other matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of February 14, 2014 by: (i) each of our directors, (ii) each of our Named Executive Officers, (iii) all of our current directors and executive officers as a group, and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and/or a review of Schedules 13D and 13G, if any, and other documents filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 91,351,867 shares outstanding on February 14, 2014, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before April 15, 2014, which is 60 days after February 14, 2014. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
5% Stockholders
Baker Brothers Funds(2)	19,955,126	21.84%
FMR LLC(3)	13,577,670	14.86
BlackRock, Inc.(4)	5,556,789	6.08
Directors and Named Executive Officers
Uli Hacksell, Ph.D.(5)	1,179,048	1.28%
Roger G. Mills, M.D.(6)	649,474	*
Thomas H. Aasen(7)	488,567	*
Glenn F. Baity(8)	318,287	*
Terrence O. Moore(9)	—	*
Stephen Biggar, Ph.D., M.D.(10)	19,972,001	21.86
Leslie L. Iversen, Ph.D.(11)	272,577	*
Lester J. Kaplan, Ph.D.(12)	255,985	*
Michael Borer(13)	239,688	*
Mary Ann Gray, Ph.D.(14)	220,237	*
Torsten Rasmussen(15)	139,841	*
Laura Brege(16)	88,660	*
William M. Wells(17)	78,492	*
All current directors and executive officers as a group (13 persons)(18)	23,902,857	25.15%

*	Less than one percent.
(1)	Except as otherwise noted below, the address for each person or entity listed in the table is c/o ACADIA Pharmaceuticals Inc., 11085 Torreyana Road, #100, San Diego, California 92121. Unless otherwise indicated below, the persons and entities named in the table above have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2)

Includes 18,001,203 shares owned by Baker Brothers Life Sciences, L.P., 1,513,121 shares owned by 677, L.P., and 440,802 shares owned by 14159, L.P. The address for the Baker Brothers Funds is 667 Madison Avenue, New York, New York 10065. Does not include an aggregate of 1,965,968 shares issuable under warrants held by the Baker Brothers Funds, 500,000 of which are subject to a 19.99% ownership limitation that restricts exercise and 1,465,968 of which are subject to a 9.99% ownership limitation that restricts exercise. This information is based on the Schedule 13D filed on behalf of Felix J. Baker and Julian C. Baker on June 6, 2013.
(3)	The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. This information is based on its most recently filed Schedule 13G.
(4)	The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. This information is based on its most recently filed Schedule 13G.
(5)	Includes 115,549 shares held by Dr. and Mrs. Hacksell, as trustees of The Hacksell Family Trust, and 1,063,499 shares issuable to Dr. Hacksell upon the exercise of stock options.
(6)	Includes 16,691 shares owned by Dr. Mills and 632,783 shares issuable to Dr. Mills upon the exercise of stock options.
(7)	Includes 31,348 shares owned by Mr. Aasen and 457,219 shares issuable to Mr. Aasen upon the exercise of stock options. Mr. Aasen retired from the Company on April 18, 2014.
(8)	Includes 47,788 shares owned by Mr. Baity and 270,499 shares issuable to Mr. Baity upon the exercise of stock options.
(9)	Mr. Moore joined the Company in August 2013 and initial option grant does not begin vesting until his one-year anniversary.
(10)	Includes 18,001,203 shares owned by Baker Brothers Life Sciences, L.P., 1,513,121 shares owned by 677, L.P., and 440,802 shares owned by 14159, L.P. and 16,875 shares issuable to Dr. Biggar upon the exercise of stock options. Dr. Biggar is an employee at Baker Bros. Advisors LP but disclaims beneficial ownership of any securities held by the Baker Brothers Funds.
(11)	Includes 13,500 shares owned by Dr. Iversen and 259,077 shares issuable to Dr. Iversen upon the exercise of stock options.
(12)	Includes 8,500 shares owned by Dr. Kaplan and 247,485 shares issuable to Dr. Kaplan upon the exercise of stock options.
(13)	Includes 239,688 shares issuable to Mr. Borer upon the exercise of stock options.
(14)	Includes 220,237 shares issuable to Dr. Gray upon the exercise of stock options.
(15)	Includes 8,500 shares owned by, and 131,341 shares issuable upon the exercise of stock options to, Morgan Management ApS, a Danish corporation in which Mr. Rasmussen has a controlling interest.
(16)	Includes 88,660 shares issuable to Ms. Brege upon the exercise of stock options.
(17)	Includes 78,492 shares issuable to Mr. Wells upon the exercise of stock options.
(18)	Includes 3,705,855 shares issuable upon the exercise of stock options and includes shares listed for Mr. Aasen, who retired from the Company on April 18, 2014. Excluding Mr. Aasen’s beneficial ownership, this total would be 23,414,290, or 24.75%, including 3,248,636 shares issuable upon the exercise of stock options.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of our Board of Directors, composed entirely of independent directors, administers our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, to administer our stock plans, and to review and recommend to the full Board of Directors for approval all compensation decisions relating to our executive officers.

Compensation Philosophy

Our executive compensation policies are designed to

•	align executive compensation with our business objectives and corporate performance;

•	attract and retain executive officers who contribute to our company’s long-term success;

•	reward and motivate executive officers who contribute to our operating and financial performance; and

•	link executive officer compensation and stockholder interests through the grant of long-term incentives via stock options.

Our Compensation Committee believes that our compensation programs should include short-term and long-term components, including cash and equity-based compensation, and should reward performance as measured against established goals. Our Compensation Committee has discussed the concept of risk as it relates to the forms and amounts of compensation at ACADIA and does not believe that our compensation arrangements encourage excessive or inappropriate risk taking. The Compensation Committee evaluates both performance and compensation to make sure that the compensation provided to executives remains competitive relative to compensation paid by companies of similar size and stage of development operating in the biotechnology and pharmaceutical industry, taking into account our relative performance and our own strategic goals. Our Compensation Committee considers the total current and potential long-term compensation of each of our executive officers in establishing each element of compensation, but views each element as related but distinct.

Our Compensation Committee reviews and recommends to the full Board of Directors on an annual basis the compensation to be paid to our Chief Executive Officer and other executive officers. As part of this process, historically we have conducted benchmarking of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. In addition, our Compensation Committee has historically taken into account publicly available data relating to the compensation practices and policies of other companies within and outside our industry. In particular, the Compensation Committee has from time to time, as it sees fit, engaged external compensation consultants to review and provide benchmarking information used to establish cash and equity compensation and related policies. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and strategic objectives that may be unique to us, the Compensation Committee generally believes that gathering this information is an important part of our compensation-related decision-making process. For the compensation decisions for the year-ended December 31, 2013, the Compensation Committee engaged an external compensation consulting firm, FW Cook, for benchmarking information and executive compensation recommendations. As part of its engagement, FW Cook was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, FW Cook also conducted interviews with certain members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. FW Cook ultimately developed recommendations based on the comparative group of companies and the stated compensation goals of the Company that were presented to the Compensation Committee for its consideration. Following an active dialogue with FW Cook, the Compensation Committee recommended that the Board of Directors approve the modified recommendations of FW Cook. The comparative group that was identified by FW Cook was assembled in March 2013 after the successful results from the Phase III pivotal -020 study (he “-020 Study”) with pimavanserin for Parkinson’s disease psychosis (“PD”) had been announced and following the December 2012 equity financing, but prior to our meeting with the U.S. Food and Drug Administration (the “FDA”) in April 2013 that established the expedited path to the New Drug Application (“NDA”) submission for pimavanserin.. As such, the 20 U.S.-based, publicly traded drug development companies included in the comparative group were deemed appropriate at that time and were Affymax, Alnylam Pharmaceuticals, ArQule, Array BioPharma, Avanir Pharmaceuticals, Cadence Pharmaceuticals, Cytokinetics, Dynavax Technologies, GTx, Lexicon Pharmaceuticals, Momenta Pharmaceuticals, Neurocrine Biosciences, Orexigen Therapeutics, POZEN, Rigel Pharmaceuticals, Sangamo BioSciences, Sarepta Therapeutics, Targacept, Vical, and XenoPort. The Company had not compiled a comparable company group for the 2012 period, as its compensation program had been unchanged while the -020 Study was ongoing. As the Company continues to make progress towards commercialization, it will review the comparable company group and make adjustments that the Compensation Committee, in consultation with its advisors, deems appropriate.

Our Chief Executive Officer evaluates the performance of our other executive officers on an annual basis and makes recommendations to the Compensation Committee with respect to their annual salary adjustments, bonuses and annual stock option grants. The Compensation Committee exercises its own discretion in determining recommendations to the Board for salary adjustments and discretionary cash and equity-based awards for each of our executive officers. Our Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance objectives.

Elements of Executive Compensation

Compensation of our executive officers consists of four principal components: base salary, potential annual incentive bonus, long-term incentives, and post-employment compensation. Since we have been a public company, changes to base salary, awards of incentive bonuses and long-term incentive awards have been generally determined and made or paid, as appropriate, in connection with the regularly scheduled meeting of our Board of Directors in March of each year. However, for fiscal 2013, since the Company was seeking an increase to the share reserve for its 2010 Equity Incentive Plan (the “2010 Plan”) and management wanted to preserve the remaining shares for potential new hires as the Company expanded its organizational capabilities, equity awards for the executive officers were delayed until June 2013 when stockholders had approved the amended 2010 Plan.

Base Salary. As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer’s qualifications, experience, prior salary, and competitive market salary information for similar positions in the biotechnology industry. The base salaries of our executive officers are reviewed annually and adjustments to each executive officer’s base salary is determined by an assessment of our company’s performance, the performance of each executive officer against his individual job and functional area’s responsibilities including, where appropriate, the impact of such performance on our company’s business results, the financial position of the Company, competitive market conditions for executive compensation for similar positions, and recognizing cost of living considerations. From 2008 to 2012, including while the Company’s -020 Study was underway in 2012, no adjustments were made to the executive’s base salaries due to the Company’s financial position, other than an adjustment to Mr. Baity’s salary in 2010 when he first became a Named Executive Officer. For fiscal 2013, following the positive results of the -020 Study and the successful equity financing in late 2012, the salaries of the executive officers were increased to be in-line with the 50th percentile of salaries for similar positions in the comparable group identified by FW Cook. When the compensation program for fiscal 2013 was set in March of that year, the Company had not yet met with the FDA and established the expedited path to registration that was agreed to in April 2013. The Compensation Committee generally seeks to set executive salaries around the 50th percentile of the applicable comparable group.

Annual Incentive Bonuses. In addition to base salary, the Compensation Committee evaluates the performance of, and recommends for approval to our Board the bonuses payable to, our executive officers on an annual basis. We believe that performance-based cash bonuses play an important role in providing incentives to our executives to achieve defined annual corporate goals. Each year, the Compensation Committee reviews a detailed set of overall corporate performance goals for the current year prepared by management and presented to the full Board of Directors for approval that are intended to apply to the executives’ bonus awards. Annual incentive bonuses are based on an average of (i) the Company’s overall performance in achieving corporate goals and (ii) the overall performance of the executive’s functional area, including his relative individual contributions, while taking into account competitive market information. Since our Chief Executive Officer is responsible for the performance of the entire company, his bonus is based on the Company’s overall performance in achieving corporate goals, while taking into account competitive market information. The Company does not currently have, and has not historically used, any compensation that is tied directly to financial measures. While the Company is preparing to become a commercial entity, with the first submission of an NDA for pimavanserin for PDP expected around the end of 2014, as a pre-commercial entity, the Company’s compensation has been focused on achievement of annual goals rather than specific financial measures.

The target annual incentive bonuses, as a percentage of base pay, for the executive officers in 2013 were 50% for Dr. Hacksell, 35% for Dr. Mills and Messrs. Aasen and Moore, and 30% for Mr. Baity; provided that, since Mr. Moore joined the Company in August 2013 his bonus was pro-rated accordingly. The target bonus percentages have not changed since the Board first adopted the executive officer annual compensation plan structure in 2008 following a review of benchmarking information at that time, except in the case of Mr. Baity, whose target was set via employment agreement when he became a Named Executive Officer in 2010 and Mr. Moore, whose target was set when he joined the Company in August 2013. The Compensation Committee has the discretion to recommend bonus amounts to our Board from 0 to 150% of the applicable target percentage based on the performance of the individual executive officer, his functional area within the Company and the Company as whole. Given the range of bonus recommendations available to the Compensation Committee and the Company’s status in the first quarter of 2013 when annual compensation was set, which was prior to the April meeting with the FDA that established the expedited path to registration for pimavanserin, the Compensation Committee felt that the existing bonus compensation program was appropriate for fiscal 2013. The Compensation Committee does not assess the achievement of our corporate goals on an individual or categorical basis, but rather reviews the Company’s achievement of the corporate goals in their totality, taking into account the Company’s overall performance for the year. The Compensation Committee also does not make a quantifiable assessment of total corporate goal achievement. Instead, corporate goal achievement as a whole is weighed with the other information available with respect to each executive officer’s performance during the year and competitive market information.

For 2013, our Board established corporate goals related to the following categories: our pimavanserin program, drug discovery, business development, financing and investor relations, and administration and infrastructure.

•	Pimavanserin program goals included:

•

preparing for and conducting a meeting with the FDA to ascertain whether the data from the -020 Study (along with supportive efficacy and safety data from other studies) would be sufficient to support an NDA submission for PDP;

•	prepping for a confirmatory PDP study to launch if the FDA meeting was not successful;

•	initiating the -019 Study with pimavanserin for Alzheimer’s disease psychosis;

•	completing analysis of the data from the -020 Study, presenting it at multiple medical conferences and having it published in a peer-reviewed journal;

•	managing our ongoing open-label Phase III trial for PDP; and

•	continuing other ongoing studies, and performing other NDA-enabling development.

•

Drug discovery goals consisted of supporting project initiatives under our research collaboration with Allergan and our grants from The Michael J. Fox Foundation, the Small Business Innovation Research program, and Fast Forward.

•

Business development goals included extending our research collaboration with Allergan and evaluating potential business development and project funding opportunities, including securing support for preclinical programs.

•

Financing and investor relations goals included strengthening our cash position by having 2-year cash runway at year end and executing investor relations activities, including strengthening of the institutional investor base.

•

Administration and infrastructure goals consisted of evaluating and executing on key strategic hires, facilities objectives related to headquarters relocation, executing human resources programs, and enhancing the finance function, including financial reporting and modeling capabilities, and other objectives.

The degree to which the corporate goals were achieved is taken into account by the Compensation Committee in determining percentages of target awards. The level of achievement of each goal is not associated with any particular compensation outcome, which remains in the discretion of the Compensation Committee regardless of goal achievement. Due to the fact a majority of goals were met for 2013, including delivering on key goals, including establishing an expedited pathway for regulatory approval of pimavanserin for PDP and completing a public equity financing in May 2013 that exceeded targets, the bonuses that were awarded by our Board for 2013 were above the target bonus for each executive. The Compensation Committee determined that the organization had an overall performance of about 130% and that the performance of the executives’ functional areas ranged from 110% to 150%.

Long-Term Incentives. Our long-term incentives are currently in the form of stock option awards. The objective of these awards is to advance our longer-term interests and those of our stockholders and to complement incentives tied to annual performance by providing incentives for longevity with the company. We do not coordinate the grant of stock options to the timing of releases of material non-public information. Stock option grants to executives currently are made pursuant to our 2010 Plan, at the inception of service and usually thereafter in connection with the regular meeting of the Board of Directors in March of each year. For fiscal 2013, since the Company was seeking an increase to the share reserve for its 2010 Plan and management wanted to preserve the remaining shares for potential new hires, equity awards for the executive officers were delayed until the June 2013 meeting that followed stockholder approval of the amended 2010 Plan. If the 2013 grants had been made in March rather than June, the strike price for the options would have been $6.53 rather than $17.01. The Company’s non-management employees received their annual option grants in March, in accordance with the Company’s standard practice of issuing annual grants to all employees, including executives, at the same time. Accordingly, while the 2013 option awards made in June reflect a large portion of the executives’ compensation in the Summary Compensation Table below, the realizable value to the executives is obviously less (and would have been recorded as a significantly smaller portion of compensation) than if they had not been delayed from March when the exercise price would have been lower. Stock options only produce value to our executives if the price of our stock appreciates, thereby directly linking the interests of executives with those of stockholders and, for this reason, they have been an invaluable piece of the executive compensation program. This is demonstrated in our executives’ ability to realize value from option grants that were made prior to 2013, as reflected in the Options Exercised in Fiscal 2013 table below.

The number of stock options granted is based on the executive’s position, the executive’s performance in the prior year, the Company’s overall performance, the executive’s potential for continued sustained contributions to our success, and competitive market information. The executive’s stock options are granted with an exercise price based on the fair market value, which has been deemed to be the closing price on the date of grant for all awards made after January 1, 2008. Prior to that date, fair market value under the 2004 Plan was deemed to be the closing price on the trading day prior to grant according to the terms of the 2004 Plan. Stock options granted under the 2010 Plan generally vest over a four-year period (with 25% vesting after one year and the remainder vesting monthly thereafter) and each option is exercisable over a ten-year period following its grant unless the executive’s employment terminates prior to such date. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code. The 2010 Plan also permits the issuance of other types of awards, including stock appreciation rights and restricted stock, among others. We have only awarded stock options under the 2010 Plan, but the Compensation Committee, in its discretion, may elect to make different types of awards.

Post-employment Compensation. Our named executive officers are entitled to certain severance and change in control benefits, the terms of which are described below under “—Post-Employment Compensation.” We believe these severance and change in control benefits are an essential element of our overall executive compensation package and assist us in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of the stockholders.

Other Compensation. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, which are also generally available to employees, including medical, dental, vision and life insurance coverage and 401(k) matching contributions; however, the Compensation Committee in its discretion may revise, amend or add to these benefits.

Section 162(m) Compliance. Section 162(m) of the Internal Revenue Code generally limits the tax deductions a public corporation may take for compensation paid to its executive officers to $1 million per executive per year. Performance based compensation tied to the attainment of specific goals is excluded from the limitation. Our stockholders have previously approved our 2010 Plan, 2004 Plan and 1997 Plan, thereby qualifying options and stock appreciation rights under these plans as performance-based compensation that may be exempt from the Section 162(m) limits. In addition, the Compensation Committee may evaluate our executive compensation policies and benefit plans to determine whether additional actions to maintain the tax deductibility of executive compensation are in the best interest of our stockholders.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee currently consists of Drs. Kaplan and Gray and Mr. Rasmussen. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The material in this report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The foregoing report has been furnished by the Compensation Committee.

Lester J. Kaplan, Committee Chair

Mary Ann Gray

Torsten Rasmussen

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2013, 2012, and 2011, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer and its three other executive officers (the “Named Executive Officers”). There were no other executive officers of the Company at any time in 2013.

Summary Compensation Table

Name	Title	Year	Salary	Bonus	Option Awards(1)	All Other Compensation	Total
Uli Hacksell(2)	Chief Executive Officer	2013 2012 2011	$535,000 463,040 463,040	$400,000 347,280 81,000	$3,870,180 511,650 376,290	$13,689 13,373 13,023	$4,818,869 1,335,343 933,353

Thomas Aasen(2)	Executive Vice President, Chief Financial Officer, Chief Business Officer, and Treasurer	2013 2012 2011	385,000 302,418 302,418	160,000 158,769 38,000	2,257,605 298,463 219,503	13,689 13,373 13,023	2,816,294 773,023 572,944

Roger Mills(3)	Executive Vice President, Development and Chief Medical Officer	2013 2012 2011	405,000 361,486 361,486	200,000 189,780 38,000	2,257,605 298,463 219,503	13,689 873 773	2,876,294 850,602 619,762

Terrence Moore(4)	Executive Vice President and Chief Commercial Officer	2013	130,128	48,000	2,237,640	36,686	2,452,454

Glenn Baity(2)	Vice President, General Counsel and Secretary	2013 2012 2011	325,000 275,000 275,000	120,000 123,750 27,000	1,677,078 221,715 163,059	13,689 13,373 13,023	2,135,767 633,838 478,082

(1)	Amounts shown do not reflect compensation actually received by the named individual. “Option Awards” includes the grant date fair value of option awards granted in the year indicated as computed in accordance with authoritative accounting guidance. See Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed February 27, 2014 with the SEC, for the assumptions used to determine the valuation of stock option awards. Historically, option grants for executives have been made in connection with the annual March meeting of our Board of Directors. However, for fiscal 2013, since the Company was seeking an increase to the share reserve for its 2010 Equity Incentive Plan and management wanted to preserve the existing shares for potential new hires, equity awards for the executive officers were delayed until the June meeting that followed stockholder approval of the 2010 Equity Incentive Plan. If the 2013 grants had been made in March rather than June, the strike price for the options would have been $6.53 rather than $17.01. Had the grants been made as of the Board meeting on March 8, 2013, the “Option Awards” amounts would have been $1,480,314, $863,517, $863,517 and $641,469 for Dr. Hacksell, Mr. Aasen, Dr. Mills and Mr. Baity, respectively. Mr. Moore joined the Company in August 2013 and received his 2013 option grant at that time.
(2)	“All Other Compensation” includes $12,750, $12,500, and $12,250 in employer 401(k) matching and $939, $873, and $773 of supplemental life insurance premium payments in each of 2013, 2012, and 2011, respectively.
(3)	“All Other Compensation” includes $12,750 in employer 401(k) matching for the year ended December 31, 2013, as well as $939, $873, and $773 of supplemental life insurance premium payments in 2013, 2012 and 2011, respectively.
(4)	Mr. Moore became an employee of the Company on August 19, 2013. “All Other Compensation” includes $6,506 in employer 401(k) matching, $716 of supplemental life insurance premium payments, and $29,464 in relocation expenses, including $9,301 in tax gross-ups for relocation.

Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards to the Named Executive Officers for the fiscal year ended December 31, 2013:

Grants of Plan-Based Awards in Fiscal 2013

Name	Grant Date	Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(1)	Grant Date Fair Value of Option Awards(2)
Uli Hacksell	6/7/2013	300,000	$17.01	$3,870,180
Thomas Aasen	6/7/2013	175,000	17.01	2,257,605
Roger Mills	6/7/2013	175,000	17.01	2,257,605
Terrence Moore	8/19/2013	150,000	19.61	2,237,640
Glenn Baity	6/7/2013	130,000	17.01	1,677,078

(1)	In accordance with the terms of the 2010 Plan, the exercise price of each option was set at the market closing price of our common stock on the date of grant. Historically, option grants for executives have been made in connection with the annual March meeting of our Board of Directors.
(2)	See Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed February 27, 2014 with the SEC, for the stock compensation expense assumptions used to determine the valuation and expensing of stock option awards. The values recognized in the “Grant Date Fair Value of Option Awards” column above do not reflect estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards at December 31, 2013 for the Named Executive Officers:

Outstanding Equity Awards at December 31, 2013

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Vesting Commencement Date	Option Exercise Price	Option Expiration Date
Uli Hacksell	75,000	—	3/11/05	6.95	3/10/15
	55,000	—	3/10/06	14.83	3/9/16
	55,000	—	3/9/07	6.86	3/8/17
	60,000	—	3/7/08	8.32	3/6/18
	150,000	—	10/20/08	2.00	10/19/18
	321,625	21,875	3/12/10	1.55	3/11/20
	206,250	93,750	3/25/11	1.62	3/24/21
	131,250	168,750	3/23/12	2.18	3/22/22
	—	300,000	6/7/13	17.01	6/6/23

subtotal	1,054,125	584,375

Thomas Aasen	25,000	—	3/11/05	6.95	3/10/15
	25,000	—	3/10/06	14.83	3/9/16
	22,000	—	3/9/07	6.86	3/8/17
	26,000	—	3/7/08	8.32	3/6/18
	50,000	—	10/20/08	2.00	10/19/18
	99,971	12,500	3/12/10	1.55	3/11/20
	120,312	54,688	3/25/11	1.62	3/24/21
	76,562	98,438	3/23/12	2.18	3/22/22
	—	175,000	6/7/13	17.01	6/6/23

subtotal	444,845	340,626

Roger Mills	100,000	—	6/30/06	8.18	6/29/16
	50,000	—	3/9/07	6.86	3/8/17
	25,000	—	3/7/08	8.32	3/6/18
	75,000	—	10/20/08	2.00	10/19/18
	151,535	12,500	3/12/10	1.55	3/11/20
	120,312	54,688	3/25/11	1.62	3/24/21
	76,562	98,438	3/23/12	2.18	3/22/22
	—	175,000	6/7/13	17.01	6/6/23

subtotal	598,409	340,626

Glenn Baity	42,000	—	7/26/04	6.17	7/25/14
	7,000	—	3/14/06	15.37	3/13/16
	16,000	—	3/8/07	6.78	3/7/17
	20,000	—	3/7/08	8.32	3/6/18
	20,000	—	10/20/08	2.00	10/19/18
	15,000	—	10/22/08	1.64	10/21/18
	50,625	9,375	3/12/10	1.55	3/11/20
	59,375	40,625	3/25/11	1.62	3/24/21
	56,875	73,125	3/23/12	2.18	3/22/22
	—	130,000	6/7/13	17.01	6/6/23

subtotal	286,875	253,125

Terrence Moore	—	150,000	8/19/13	19.61	8/18/23
subtotal	—	150,000

(1)	All options granted to our Named Executive Officers vest over four years with 25% of the total number of shares subject to an option vesting after the first year and 1/48th per month thereafter; except that the options that expire on October 19, 2018 vested over four years with 50% of the total number of shares subject to such options vesting after two years and 1/48th per month thereafter; provided, that (i) vesting of all options is subject to acceleration following specified events as described under “—Effect of change in control on stock option awards” below and (ii) in connection with Mr. Aasen’s retirement on April 18, 2014, each of his outstanding, but not fully vested, options was accelerated by six months.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2013, certain information regarding option exercises and stock vested during the year with respect to the Named Executive Officers. The Company has not made any restricted stock awards.

Option Exercises in Fiscal 2013

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Uli Hacksell	193,500	$2,726,308
Thomas Aasen	165,529	2,285,211
Roger Mills	35,965	843,739
Terrence Moore	—	—
Glenn Baity	120,000	1,307,400

(1)	Amounts shown do not reflect amounts actually received by the named individual. The amounts reflect the products of (i) the difference between the market closing price on the date of exercise less the exercise price of the applicable option multiplied by (ii) the number of shares exercised under the applicable option.

Post-Employment Compensation

The amounts of compensation payable to each Named Executive Officer upon termination of the employment of the executive are described below. Our Compensation Committee may in its discretion recommend revisions, amendments or additions to these benefits for the approval of the Board. In January 2014, Mr. Aasen announced that he would be retiring from the Company due to health and family-related considerations. Following this announcement, on March 7, 2014, our Board of Directors approved modifications of Mr. Aasen’s outstanding options in recognition of his over 15 years of service to the Company and his continuing service to the Company during a transition period that was expected to last no later than mid-year. Effective immediately prior to the date of Mr. Aasen’s retirement, the vesting of each outstanding option that is not already fully vested was accelerated by six months and the exercise period of each outstanding option shall continue until the earlier of (i) 18 months from his retirement date and (ii) the original term of such option. The following discussion of potential future payments excludes Mr. Aasen, whose retirement date was April 18, 2014.

Payments made upon termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the Named Executive Officer is entitled to receive amounts earned during his term of employment, including accrued and unpaid salary and payment in lieu of unused vacation days.

Potential payment under employment arrangements

We have entered into offer letters or employment agreements with each of our Named Executive Officers, setting forth their respective base salary, bonus targets, and other employment benefits. Each Named Executive Officer’s employment is on an “at-will” basis and can be terminated by us or the applicable officer at any time, for any reason and with or without notice, subject, where applicable, to the severance arrangements contained therein. If we terminate the employment of Drs. Hacksell or Mills or Mr. Moore for reasons other than cause, we are obligated to pay that executive officer one year’s salary and to continue other benefits the officer may be receiving at the time of termination for the one-year period following termination of employment. If we terminate the employment of Mr. Baity for reasons other than cause, we are obligated to pay him nine months’ salary and to continue other benefits he may be receiving at the time of termination for the nine-month period following the termination of his employment. The actual amounts of any such termination payments would be based on the executive’s then applicable salary. Salary increases were made for fiscal 2014 in March, so the current amounts payable under the above-described severance would be $580,000 for Dr. Hacksell, $425,000 for Dr. Mills, $360,000 for Mr. Moore, and $255,000 for Mr. Baity. The value of the health care benefits that would be extended would be as follows: $18,588 for Dr. Hacksell, $27,184 for Dr. Mills, $18,702 for Mr. Moore, and $6,725 for Mr. Baity. Under the employment terms, “cause” means, generally, (a) material failure to competently perform assigned duties for the Company, (b) sustained poor performance of any material aspect of job duties or obligations, (c) dishonesty, gross negligence or other material misconduct, or (d) conviction of, or the entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony.

Effect of change in control on stock option awards

In the event the Company is acquired or completes a merger, any options that are outstanding but unvested, including any such options held by a Named Executive Officer, that are not assumed by the acquiring company will vest. In addition, following a merger in which the options have been assumed, if a Named Executive Officer’s employment is involuntarily terminated or terminated by such officer for good reason, then any unvested options held by the Named Executive Officer will vest. Thus, this type of option acceleration would require a “double trigger” for the applicable Named Executive Officer. A qualifying termination is a termination for any reason other than cause, or by the employee for good reason. For all currently outstanding but unvested options, which would have been issued under the 2010 Plan, “cause” means (i) such employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such employee’s intentional, material violation of any contract or agreement between the employee and the Company or of any statutory duty owed to the Company; (iii) such employee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (iv) such employee’s gross negligence or gross misconduct; (v) such employee’s material failure to competently perform his/her assigned duties for the Company; (vi) sustained poor performance of any material aspect of the employee’s duties or obligations; or (viii) employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by such employee to, any crime involving moral turpitude or any felony. “Good reason” under the 2010 Plan means (i) the assignment to the employee of any duties or responsibilities that results in a material diminution in the employee’s function as in effect immediately prior to the effective date of the merger; (ii) a reduction by the Company in the employee’s annual base salary, as in effect on the effective date of the merger or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in the employee’s annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect the employee to a greater extent than other similarly situated employees; (iii) any failure by the Company to continue in effect any benefit plan or program, including incentive plans or plans with respect to the receipt of securities of the Company, in which the employee was participating immediately prior to the effective date of the merger (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company that would adversely affect the employee’s participation in or reduce the employee’s benefits under the Benefit Plans or deprive the employee of any fringe benefit that the employee enjoyed immediately prior to the effective date of the Change in Control; provided, however, that Good Reason shall not be deemed to have occurred if the Company provides for the employee’s participation in benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans; (iv) a relocation of the employee’s business office to a location more than

30 miles by car; or (v) a material breach by the Company of any provision of the 2010 Plan, applicable option agreement or any other material agreement between the employee and the Company concerning the terms and conditions of the employee’s employment.

For the purpose of the foregoing double-trigger acceleration of options under the 2010 Plan, a “merger” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

•	a sale or other disposition of all or substantially all, as determined by the Board of Directors in its discretion, of the consolidated assets of the Company and its subsidiaries;

•	a sale or other disposition of at least 90% of the outstanding securities of the Company;

•	a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

•

a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

If a merger had occurred, effective as of December 31, 2013, the value of the accelerated options to our executive officers would have been: $8.9 million, $5.2 million, $5.2 million, $807,000 and $3.9 million to Dr. Hacksell, Mr. Aasen, Dr. Mills, Mr. Moore, and Mr. Baity, respectively, calculated as the sum for each individual of the products of the (i) the difference between the exercise price of each option deemed accelerated and the fair market value of our common stock on December 31, 2013 multiplied by (ii) the number of shares deemed accelerated under the applicable option.

2013 change in control severance benefit plan

In 2013, the Compensation Committee of our Board of Directors, acting pursuant to authority delegated to it by our Board of Directors, adopted the ACADIA Pharmaceuticals Inc. Change in Control Severance Benefit Plan (the “Severance Plan”). In adopting the plan, the Board considered the benefit to the Company and its stockholders in providing incentives for management continuity in the event of a merger for the Company (as described above under – Effect of change in control on stock option awards). In reviewing the terms of the Severance Plan, the Compensation Committee and the Board reviewed information about the practices of other companies in the health care industry. The Severance Plan could also be used for new members of management that are hired as the Company grows and the Compensation Committee believes that it will assist with recruiting in this regard. Mr. Moore was added to the Severance Plan upon joining the Company in August 2013.

The Severance Plan entitles our Named Executive Officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment up to one month prior to or within 13 months following certain change in control events. The Severance Plan thus requires a “double trigger” before any benefits are received by the Named Executive Officers. A qualifying termination is a termination by us for any reason other than cause, or by the employee for good reason. For purposes of the Severance Plan, “cause” means (i) such employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) such employee’s intentional, material violation of any contract or agreement between the employee and the Company or of any statutory duty owed to the Company; (iii) such employee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (iv) such employee’s gross negligence or gross misconduct; (v) such employee’s material failure to competently perform his/her assigned duties for the Company; (vi) sustained poor performance of any material aspect of the employee’s duties or obligations; or (viii) employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by such employee to, any crime involving moral turpitude or any felony. “Good reason” means (i) the assignment to employee of any duties or responsibilities that results in a material diminution in the employee’s authorities, duties or responsibilities as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the employee’s annual base salary, as in effect prior to such reduction; (iii) a relocation of the employee’s principal business office to a location that increases the employee’s one-way driving distance by 30 miles or more; or (iv) a material breach by the Company of any provision of the Severance Plan or any other material agreement between the employee and the Company concerning the terms and conditions of the employee’s employment.

The amount of payments and the type of benefits provided under the Severance Plan vary based on the employee’s position and include cash severance payments based on base salary and bonus, accelerated vesting of equity awards (as described above under – Effect of change in control on stock option awards), payment for continued coverage under group health plans, and payment for outplacement services. Specifically, each Named Executive Officer is entitled to a Base Compensation Severance Benefit that is equal to the individual’s base salary plus the average of the individual’s bonus payments for the two prior years, which amount is then multiplied by 1.5 for Dr. Hacksell, 1.3 for Dr. Mills and Mr. Moore, and 1.15 for Mr. Baity. In addition, the Named Executive Officers are also eligible to receive a pro-rated portion of the target bonus for the year in which the change in control occurs. The payments and benefits provided under the Severance Plan will replace any severance or similar payments or benefits under an employment agreement or other arrangement with us and are subject to the employee’s compliance with the other terms and conditions of the Severance Plan. In order to receive any benefits under the Severance Plan, employees must sign a general release and waiver of all claims against the Company.

Nonqualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2013, with respect to all of our equity compensation plans in effect on that date:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	7,338,138	$6.81	7,043,499
Equity compensation plans not approved by stockholders(2)	—	—	—
Total	7,338,138	$6.81	7,043,499

(1)	Includes our 1997 Stock Option Plan, the 2004 Plan, the 2010 Plan and our 2004 Employee Stock Purchase Plan (the “ESPP”). 333,400 shares under column (c) are attributable to our ESPP. Our ESPP contains a so called “evergreen” provision providing for an annual increase to its share reserve in connection with the 2014 Annual Meeting of Stockholders. The number of shares to be added to our ESPP will be equal to the least of: (i) 988,874, which is one percent of our outstanding common stock as of April 8, 2014, the record date for the 2014 Annual Meeting of Stockholders; (ii) 150,000; or (iii) an amount determined for such year by our Board of Directors. This evergreen provision will expire following the 2014 Annual Meeting.
(2)	As of December 31, 2013, we did not have any equity compensation plans that were not approved by our stockholders.

Director Compensation

In March 2013, the Board approved an update to the compensation program for our non-employee directors that went into effect commencing June 1, 2013. This change was made following a review of materials provided by FW Cook regarding compensation of the same comparable group of companies that was used to evaluate executive compensation. The prior compensation program had been in place since 2008. Under the current director compensation plan, we provide each of our non-employee directors with cash compensation solely in the form of annual retainers, as set forth in the table that follows this paragraph. After May 31, 2013, fees were no longer paid for individual meeting attendance, however Board members were compensated for meetings that occurred earlier in 2013 according to the terms of the prior compensation plan, which provided as follows: directors received $1,000 per regular board meeting and $250 per special telephonic board meeting; committee members received $750 per regular meeting and $500 per special telephonic meeting, and the committee chairs received twice those amounts. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board.

Annual Retainer	$35,000
Additional Retainer for Board Chair	$22,500
Additional Retainer for Audit Chair	$18,000
Additional Retainer for Audit Member (non-Chair)	$9,000
Additional Retainer for Compensation Chair	$14,000
Additional Retainer for Compensation Member (non-Chair)	$7,000
Additional Retainer for Nominating and Corporate Governance Chair	$10,000
Additional Retainer for Nominating and Corporate Governance Member (non-Chair)	$5,000

Each of our non-employee directors also receives an annual stock option grant under our 2010 Plan for 12,500 shares, with the grant for the Chairman of the Board including an additional 1,500 shares. Options granted to our non-employee directors are intended by us not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. These option grants are non-discretionary. In addition, any person who joins the Board of Directors as a non-employee director will receive an option to purchase 15,000 shares of common stock upon his or her election. The annual retainer amount and option grant could be pro-rated for a director that joined the Board other than at the first meeting of the Board following the annual meeting of stockholders.

Initial grants (i.e., those made upon a non-employee director’s election to our Board of Directors) vest over two years following the date of grant, and annual grants vest at the rate of 1/4th each three months after the date of grant. The exercise price for option grants is equal to the closing price for the Company’s common stock on the option grant date. In general, the term of stock options granted under the 2010 Plan may not exceed ten years.

Unless the terms of a non-employee director’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases for any reason, the optionholder may exercise any vested options up to three years from cessation of service.

The following table shows for the fiscal year ended December 31, 2013 certain information with respect to the compensation of all persons who served as directors of the Company during the year, other than Dr. Hacksell, who is a Named Executive Officer and received no additional compensation for his services as a director:

Director Compensation for Fiscal 2013

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total
Stephen R. Biggar(3)	$36,250	$220,000	$256,250
Michael Borer(4)	48,000	161,000	209,000
Laura Brege(5)	48,000	161,000	209,000
Mary Ann Gray(6)	66,250	161,000	227,250
Leslie Iversen(7)	59,000	181,000	240,000
Lester Kaplan(8)	60,750	161,000	221,750
Torsten Rasmussen(9)	58,000	161,000	219,000
William M. Wells(10)	43,750	161,000	204,750

(1)	“Fees Earned or Paid in Cash” includes Board of Directors and committee fees for meeting attendance for meetings occurring in 2013 prior to June 1 plus the applicable annual retainer amounts.
(2)	“Option Awards” includes the grant date fair value of option awards granted as computed in accordance with authoritative accounting guidance. See Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed February 27, 2014 with the SEC, for the assumptions used to determine the valuation of stock option awards.
(3)	“Fees Earned or Paid in Cash” includes $1,250 in Board of Directors meeting fees and $35,000 in annual retainer amounts. “Option Awards” includes the fair value of 15,000 stock options granted when he joined the Board on January 18, 2013 with an exercise price of $5.22, fair value $59,000, and 12,500 stock options granted on June 7, 2013 with an exercise price of $17.01, fair value $161,000. As of December 31, 2013, an aggregate of 27,500 stock options that had been granted to Dr. Biggar were outstanding.
(4)	“Fees Earned or Paid in Cash” includes $4,000 in Board of Directors, Audit Committee and pricing committee meeting fees and $44,000 in annual retainer amounts. “Option Awards” includes the fair value of 12,500 stock options granted on June 7, 2013 with an exercise price of $17.01. As of December 31, 2013, an aggregate of 242,813 stock options that had been granted to Mr. Borer were outstanding.
(5)	“Fees Earned or Paid in Cash” includes $4,000 in Board of Directors, Audit Committee and pricing committee meeting fees and $44,000 in annual retainer amounts. “Option Awards” includes the fair value of 12,500 stock options granted on June 7, 2013 with an exercise price of $17.01. As of December 31, 2013, an aggregate of 101,785 stock options that had been granted to Ms. Brege were outstanding.
(6)	“Fees Earned or Paid in Cash” includes $6,250 in Board of Directors, Audit Committee and Compensation Committee meeting fees and $60,000 in annual retainer amounts. “Option Awards” includes the fair value of 12,500 stock options granted on June 7, 2013 with an exercise price of $17.01. As of December 31, 2013, an aggregate of 223,362 stock options that had been granted to Dr. Gray were outstanding.
(7)	“Fees Earned or Paid in Cash” includes $1,500 in Board of Directors meeting fees and $57,500 in annual retainer amounts. “Option Awards” includes the fair value of 14,000 stock options granted on June 7, 2013 with an exercise price of $17.01. As of December 31, 2013, an aggregate of 324,327 stock options that had been granted to Dr. Iversen were outstanding.
(8)	“Fees Earned or Paid in Cash” includes $6,750 in Board of Directors, Compensation Committee and NCG Committee meeting fees and $54,000 in annual retainer amounts. “Option Awards” includes the fair value of 12,500 stock options granted on June 7, 2013 with an exercise price of $17.01. As of December 31, 2013, an aggregate of 250,610 stock options that had been granted to Dr. Kaplan were outstanding.
(9)	“Fees Earned or Paid in Cash” includes $6,000 in Board of Directors, Compensation Committee and NCG Committee meeting fees and $52,000 in annual retainer amounts. “Option Awards” includes the fair value of 12,500 stock options granted on June 7, 2013 with an exercise price of $17.01. As of December 31, 2013, an aggregate of 134,466 stock options that had been granted to Mr. Rasmussen were outstanding.
(10)	“Fees Earned or Paid in Cash” includes $3,750 in Board of Directors, NCG Committee and pricing committee meeting fees and $40,000 in annual retainer amounts. “Option Awards” includes the fair value of 12,500 stock options granted on June 7, 2013 with an exercise price of $17.01. As of December 31, 2013, an aggregate of 81,617 stock options that had been granted to Mr. Wells were outstanding.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

The charter of the Audit Committee states that it will review, consider and approve or ratify any “related-persons transactions.” A “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers and directors. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, the Audit Committee will look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

On March 4, 2014, we entered into an underwriting agreement with Jefferies LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale of 7.36 million shares (including 960,000 shares pursuant to the Underwriters exercise of an overallotment option) of our common stock, including approximately $15 million of shares of common stock sold to entities affiliated with one of our principal stockholders, the Baker Brothers Funds, and one of our directors, Dr. Stephen R. Biggar. The price to the public in this offering was $28.50 per share and we received net proceeds from the offering of $196.8 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. In connection with the offering, we agreed to provide resale registration rights for shares of our common stock held by the Baker Brothers Funds.

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Director Independence

Information regarding director independence is included under “Proposal 1—Election of Directors” above and is incorporated by reference herein.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders of ACADIA Pharmaceuticals Inc. will be householding our annual meeting materials. A single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, please notify your broker. Direct your written request to ACADIA Pharmaceuticals Inc., 11085 Torreyana Road, #100, San Diego, California 92121, Attn: Investor Relations, or contact Investor Relations at (858) 558-2871 and we will undertake to promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Meeting materials to you. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials at their addresses and would like to request householding of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2014 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Glenn F. Baity Vice President, General Counsel, and Secretary

San Diego, California

April 24, 2014

A COPY OF OUR ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: SECRETARY, ACADIA PHARMACEUTICALS INC., 11085 TORREYANA ROAD, SUITE 100, SAN DIEGO, CA 92121. WE WILL FURNISH A COPY OF ANY EXHIBIT TO SUCH REPORT UPON WRITTEN REQUEST AND PAYMENT OF REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT.

ACADIA Pharmaceuticals Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 5, 2014.Vote by Internet

Go to www.investorvote.com/ACAD

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED BELOW AND

1. To elect three Class I directors to hold office until our 2017 Annual Meeting of Stockholders.

Nominees: 01 - Michael Borer 02 - Mary Ann Gray 03 - Lester Kaplan

Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any

FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below.

For Against Abstain For Against Abstain

2. To approve, on an advisory basis, the Company’s 3. To ratify the selection of PricewaterhouseCoopers LLP executive compensation. as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

B Non-Voting Items

Change of Address — Please print new address below. Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

01TXYB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2013 Annual Report to Stockholders are available at: http://ir.acadia-pharm.com

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — ACADIA Pharmaceuticals Inc.

11085 Torreyana Road, Suite 100

San Diego, California 92121

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2014

The undersigned hereby appoints Uli Hacksell, Ph.D. and Glenn F. Baity, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of ACADIA Pharmaceuticals Inc., which the undersigned may be entitled to vote at the 2014 Annual Meeting of Stockholders of ACADIA Pharmaceuticals Inc. to be held on June 6, 2014 at 8:00 a.m. local time at the Hilton La Jolla Torrey Pines,

10950 North Torrey Pines Road, La Jolla, California 92037, and at any and all postponements, continuations and adjournments thereof, with all power that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. The undersigned hereby revokes all previously submitted proxies for the Annual Meeting of Stockholders to be held on June 6, 2014.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, EACH AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be marked, dated and signed, on the other side)